JOY GLOBAL INC. 2007 STOCK INCENTIVE PLAN

SECTION 1.	Purpose;Definitions

The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, and/or directors and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives directly linked to the profitability of the Company’s businesses and increases in Company shareholder value.

For purposes of the Plan, the following terms are defined as set forth below:

(a)            “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

(b)            “Award” means a Stock Option, Stock Appreciation Right, Performance Award or other stock-based award.

(c)            “Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Committee over which Performance Awards are to be earned. No Award Cycle shall exceed five years in duration.

(d)            “Board” means the Board of Directors of the Company.

(e)            “Cause” means, unless otherwise provided by the Committee, (i) “Cause” as defined in any Individual Agreement to which the participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the participant for committing a felony under federal law or the law of the state in which such action occurred, (B) dishonesty in the course of fulfilling the participant’s employment duties, (C) willful and deliberate failure on the part of the participant to perform his or her employment duties in any material respect, or (D) prior to a Change in Control, such other events as shall be determined by the Committee. The Committee shall, unless otherwise provided in an Individual Agreement with the participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(f)            “Change in Control” and “Change in Control Price” have the meanings set forth in Sections 9(b) and 9(c), respectively.

(g)            “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h)            “Commission” means the Securities and Exchange Commission or any successor agency.

(i)            “Committee” means the Committee referred to in Section 2.

(j)            “Common Stock”means common stock, par value $1.00 per share, of the Company.

(k)            “Company” means Joy Global Inc., a Delaware corporation.

(l)            “Covered Employee” means a participant designated prior to the grant of Performance Awards by the Committee who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which Performance Awards are expected to be taxable to such participant.

(m)            “Disability” means, unless otherwise provided by the Committee, (i) “Disability” as defined in any Individual Agreement to which the participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability”, permanent and total disability as determined under the Company’s Long-Term Disability Plan applicable to the participant.

(n)            “Early Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate pursuant to the early retirement provisions of the applicable pension plan of such employer.

(o)            “Eligible Individuals” means directors, officers, and employees of the Company or any of its Subsidiaries or Affiliates, and prospective employees who have accepted offers of employment from the Company or its Subsidiaries or Affiliates.

(p)            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(q)            “Fair Market Value” means, except as otherwise provided by the Committee, as of any given date, the average of the highest and lowest per-share sales prices for a share of Common Stock during normal business hours on the Nasdaq Stock Market or such other national securities market or exchange as may at the time be the principal market for the Common Stock, or if the shares were not traded on such national securities market or exchange on such date, then on the next preceding date on which such shares of Common Stock were traded, all as reported by such source as the Committee may select.

(r)            “Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

(s)            “Individual Agreement” means an employment or similar agreement between a participant and the Company or one of its Subsidiaries or Affiliates.

(t)            “Nonqualified Stock Option”means any Stock Option that is not an Incentive Stock Option.

(u)            “Normal Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after age 65.

(v)            “Outside Director” means a director who qualifies as an “independent director” within the meaning of Rule 4200 of the National Association of Securities Dealers, as an “outside director” within the meaning of Section 162(m) of the Code, and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

(w)            “Performance Awards” means Awards granted under Section 7.

(x)            “Performance Goals” means the performance goals established by the Committee in connection with the grant of Performance Awards. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after-tax income; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels, and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Performance Goals may be established on a corporate-wide basis or with respect to one or more business units, divisions, or subsidiaries. Measurement of performance against goals may exclude impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the financial statements, notes to the financial statements, or management’s discussion and analysis within the Company’s annual report on Form 10-K.

(y)            “Plan” means the Joy Global Inc. 2007 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

(z)            “Qualified Performance-Based Award” means a Performance Award designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Performance Award and (ii) the Committee wishes such Performance Award to qualify for the Section 162(m) Exemption.

(aa)           “Retirement” means Normal or Early Retirement.

(bb)           “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

(cc)           “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(dd)           “Stock Appreciation Right” means an Award granted under Section 6.

(ee)           “Stock Option” means an Award granted under Section 5.

(ff)           “Stock Option Proceeds” means, with respect to a Stock Option, the sum of (i) the exercise price paid in cash, if any, to purchase shares of Common Stock under such Stock Option, plus (ii) in the case of Nonqualified Stock Options and in the case of Incentive Stock Options pursuant to which the exercise of the Incentive Stock Option or the sale of the underlying shares received upon exercise of the Incentive Stock Option results in a “disqualifying disposition” triggering a deduction for the Company pursuant to Section 421(b) of the Code, the value of all federal, state, and local tax deductions to which the Company is entitled with respect to the exercise of such Stock Option.

(gg)           “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(hh)           “Termination of Employment” means the termination of the participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. A participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2.	Administration

The Plan shall be administered by the Human Resources and Nominating Committee or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed solely of Outside Directors numbering no fewer than two (2), shall be appointed by and serve at the pleasure of the Board.

The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals.

Among other things, the Committee shall have the authority, subject to the terms of the Plan to:

(a)           select the Eligible Individuals to whom Awards may from time to time be granted;

(b)           determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Performance Awards, and other stock-based Awards pursuant to Section 8, or any combination thereof, are to be granted hereunder;

(c)           determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d)           determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(b)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Company or any Subsidiary or Affiliate) and any vesting acceleration regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

(e)           modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith;

(f)           determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and

(g)           determine under what circumstances an Award may be settled in cash or Common Stock under Sections 6(b)(ii), 6(c)(iv), and 7(b)(iv).

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

The Committee may act only by a majority of its members then in office. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may (i) delegate administrative responsibilities with respect to the Plan, and (ii) delegate all or any portion of its responsibilities to grant Awards to the Chief Executive Officer of the Company (the “CEO”); provided, however, that no delegation may be made by the Committee that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption; and provided, further, that the Committee may not delegate to the CEO the authority to grant Awards to executive officers of the Company. Any allocation or delegation may be revoked by the Committee at any time.

Any determination made by the Committee with respect to any Award shall be made in the sole discretion of the Committee at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3.	Common Stock Subject to Plan

(a)           Aggregate Limit. The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan shall be the sum (such sum, the “Aggregate Limit”) of (x) 10,000,000, (y) the number of shares of Common Stock that “become available for distribution” pursuant to Sections 3(a)(i), 3(a)(ii), and 3(a)(iii), and (z) the amount of any shares of Common Stock that are repurchased by the Company with Stock Option Proceeds (determined under generally accepted accounting principles) in respect of the exercise of a Stock Option; provided, however, that the number of shares of Common Stock contributed to the Aggregate Limit pursuant to Section 3(a)(z) in respect of a use of Stock Option Proceeds for repurchase shall not be greater than (A) the amount of such Stock Option Proceeds divided by (B) the Fair Market Value on the date of exercise of the applicable Stock Option. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. No future awards shall be granted under the Joy Global Inc. 2001 Stock Incentive Plan (the “2001 Plan”) or the Joy Global Inc. 2003 Stock Incentive Plan (the “2003 Plan”) following the Effective Time of this Plan.

(i)

If, after the Effective Time, any Award (or any award granted under the 2001 Plan or the 2003 Plan that is outstanding as of the Effective Time) is forfeited, or if any Stock Option or Stock Appreciation Right (including any Stock Option or Stock Appreciation Right granted under the 2001 Plan or the 2003 Plan) terminates, expires or lapses without being exercised, or if any Award is settled in cash or otherwise paid out in cash, shares of Common Stock subject to such Awards shall thereafter become available for distribution in connection with Awards under the Plan.

(ii)

If the option price of any Stock Option (or any stock option granted under the 2001 Plan or the 2003 Plan that is outstanding as of the Effective Time) is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock delivered to the optionee net of the shares of Common Stock delivered to the Company or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the Plan.

(iii)

To the extent any shares of Common Stock subject to an Award are not delivered to a participant upon exercise or settlement of such Award because such shares are used to satisfy an applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. To the extent any shares of Common Stock subject to an award granted under the 2001 Plan or the 2003 Plan that are outstanding as of the Effective Time are not delivered to a participant upon exercise or settlement of such award because such shares are used to satisfy an applicable tax withholding obligation, the number of shares not delivered shall thereafter become available for distribution in connection with Awards under the Plan.

(iv)

For the avoidance of doubt, delivery of shares of Common Stock subject to awards granted in substitution of awards granted by a business or entity that is acquired by, or whose assets are acquired by, the Company shall not be deemed a delivery for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

(v)

Neither (A) shares of Common Stock that are available for delivery pursuant to Section 3(a)(y) nor (B) shares of Common Stock that are available for delivery pursuant to Section 3(a)(i) because of the forfeiture, termination, expiration or lapse of an Award granted under the 2001 Plan or the 2003 Plan, may be used for any Awards other than Stock Options, Stock Appreciation Rights or Performance Awards.

(b)           Other Limits. The maximum number of shares of Common Stock that may be delivered pursuant to Stock Options intended to be Incentive Stock Options shall be 8,000,000 shares. The maximum number of shares of Common Stock that may be delivered pursuant to Awards other than Stock Options and Stock Appreciation Rights shall be 6,000,000 shares. No participant may be granted during any consecutive 24-month period Stock Options and Stock Appreciation Rights covering in excess of an aggregate of 8,000,000 shares of Common Stock. No more than 2,000,000 shares of Common Stock may be subject to Awards other than Stock Options or Stock Appreciation Rights granted during any consecutive 24-month period to any participant. No participant shall receive a Performance Award settlement pursuant to Section 7(b)(iv), the value of which exceeds the product of (x) the number of fiscal years composing the duration of the applicable Award Cycle (with partial fiscal years expressed as a fraction, the numerator of which is the number of days in such fiscal year that elapsed during the Award Cycle, and the denominator of which is 365, multiplied by (y) $2,000,000.

(c)           Adjustment Provision. In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the maximum limitations upon Stock Options, Incentive Stock Options, Stock Appreciation Rights and other Awards to be granted to any participant, in the number, kind and option price or Strike Price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Tandem Stock Appreciation Right.

SECTION 4.	Eligibility

Awards may be granted under the Plan to Eligible Individuals.

SECTION 5.	Stock Options

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

The Committee shall have the authority to grant any Eligible Individual Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Tandem Stock Appreciation Rights); provided, however, that grants hereunder are subject to the limits set forth in Section 3(b); and, provided, further, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonqualified Stock Option.

Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option and specifies the terms and provisions of such Stock Option. The Company shall notify an Eligible Individual of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Company to the participant. Such agreement or agreements shall become effective upon execution by the Company and the participant.

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a)           Option Term. The Committee shall determine the stated term of each Stock Option granted under this Plan. Except as specifically stated in the Plan, no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

(b)           Option Price. The Committee shall determine the option price per share of Common Stock subject to Stock Options granted under this Plan. The option price per share of Common Stock subject to a Stock Option shall not be less than the Fair Market Value of the Common Stock subject to such Stock Option on the date of grant, except with respect to Stock Options granted in lieu of foregone compensation. Except for adjustments pursuant to Section 3(c), in no event may any Stock Option granted under this Plan be amended to decrease the option price thereof, cancelled in conjunction with the grant of any new Stock Option with a lower option price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Option, unless such amendment, cancellation, or action is approved by a vote of the Company’s stockholders.

(c)           Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, and the Committee may at any time accelerate the exercisability of any Stock Option; provided, however, that except as may be provided in Sections 5(f), 5(g), 5(h) and 9(a)(i), and except as determined otherwise by the Committee in limited instances, no Stock Option shall be exercisable prior to the first anniversary of the date of grant. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

(d)           Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during their stated term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted. In addition, if approved by the Committee, payment in full or in part may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

To the extent permitted by applicable law, if approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested by the Company, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

No shares of Common Stock shall be delivered until full payment therefor has been made. Except as otherwise provided in Section 5(l) below, an optionee shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested by the Company, has given the representation described in Section 12(a).

(e)           Nontransferability of Stock Options. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such optionee’s children or family member, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term “holder” and “optionee” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original optionee.

(f)            Termination by Reason of Death. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of death, any Stock Option held by such optionee shall vest in full and shall remain exercisable (i) in the case of a Nonqualified Stock Option, until the first anniversary of such Termination of Employment (notwithstanding any earlier expiration of the stated term of such Nonqualified Stock Option) and (ii) in the case of an Incentive Stock Option, until the earlier of (A) the first anniversary of such Termination of Employment, or (B) the expiration of the stated term of such Incentive Stock Option.

(g)            Termination by Reason of Disability. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of Disability, any Stock Option held by such optionee shall vest in full and remain exercisable until (i) in the case of a Nonqualified Stock Option, the first anniversary of such Termination of Employment (notwithstanding any earlier expiration of the stated term of such Nonqualified Stock Option) and (ii) in the case of an Incentive Stock Option, the earlier of (A) the first anniversary of such Termination of Employment or (B) the expiration of the stated term of such Stock Option; provided, however, that if the optionee dies within such period, notwithstanding the expiration of such period, any unexercised Stock Option, may thereafter be exercised (x) in the case of a Nonqualified Stock Option, for a period of one year from the date of death (notwithstanding any earlier expiration of the stated term of such Nonqualified Stock Option) and (y) in the case of an Incentive Stock Option, until the earlier of (A) the first anniversary of the date of death or (B) the expiration of the stated term of such Incentive Stock Option. In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(h)           Termination by Reason of Retirement. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Termination of Employment, or on such accelerated basis as the Committee may determine, until the earlier of (i) the third anniversary of such Termination of Employment or (ii) the expiration of the stated term of such Stock Option; provided, however, that if the optionee dies within such period, any unexercised Stock Option may to the extent exercisable on the date of death thereafter be exercised (x) in the case of a Nonqualified Stock Option, until the later of (A) the first anniversary of the date of death (notwithstanding any earlier expiration of the stated term of such Nonqualified Stock Option) or (B) the third anniversary of the Termination of Employment by reason of Retirement and (y) in the case of an Incentive Stock Option, until the earlier of (A) the later of (1) the first anniversary of the date of death or (2) the third anniversary of the Termination of Employment by reason of Retirement or (B) the expiration of the stated term of such Incentive Stock Option. In the event of Termination of Employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(i)            Other Termination. Unless otherwise determined by the Committee: (i) if an optionee incurs a Termination of Employment for Cause, all Stock Options held by such optionee shall thereupon immediately terminate; (ii) if an optionee incurs a Termination of Employment due to a termination by the Company for any reason other than death, Disability, Retirement or for Cause, any Stock Option held by such optionee, may, to the extent it was exercisable at the time of Termination of Employment, be exercised until the earlier of (A) 90 days from the date of such Termination of Employment, or (B) the expiration of the stated term of the Stock Option; or (iii) if an optionee incurs a Termination of Employment due to a voluntary termination by the optionee, any Stock Option held by such optionee, may, to the extent it was exercisable at the time of Termination of Employment, be exercised until the earlier of (A) 30 days from the date of such Termination of Employment, or (B) the expiration of the stated term of the Stock Option; provided, however, that if the optionee dies within either of the exercise periods established by Sections 5(i)(ii) or 5(i)(iii), any unexercised Stock Option held by such optionee shall, continue to be exercisable to the extent to which it was exercisable at the time of death until (x) in the case of Nonqualified Stock Options, the first anniversary of the date of death (notwithstanding any earlier expiration of the stated term of such Nonqualified Stock Option) or (y) in the case of Incentive Stock Options, the earlier of (A) the first anniversary of the date of death, or (B) the expiration of the stated term of such Stock Option.

(j)         Change in Control Termination. Unless otherwise determined by the Committee, notwithstanding any other provision of this Plan to the contrary, in the event an optionee incurs a Termination of Employment other than for Cause during the 24-month period following a Change in Control, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Termination of Employment until the earlier of (i) the later of (A) the first anniversary of such date of Termination of Employment, or (B) such other date as may be provided in the Plan for such Termination of Employment, or as the Committee may provide in the option agreement, or (ii) the expiration of the stated term of such Stock Option; provided, however, that if the optionee dies within such period, notwithstanding the expiration of such period, any unexercised Stock Option may to the extent exercisable on the date of death thereafter be exercised (x) in the case of a Nonqualified Stock Option, until the later of (i) the end of such exercise period or (ii) the first anniversary of the date of death (notwithstanding any earlier expiration of the stated term of such Nonqualified Stock Option), or (y) in the case of an Incentive Stock Option, until the earlier of (i) the later of (A) the end of such exercise period or (B) the first anniversary of the date of death or, (ii) the expiration of the stated term of such Incentive Stock Option. If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(k)           Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at the time of grant or thereafter, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the option price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such election, in an amount equal to (i) the amount by which the Change in Control Price on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option, multiplied by (ii) the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(k) shall have been exercised.

(l)           Deferral of Option Shares. The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of a Stock Option, receipt of all or a portion of the shares of Common Stock subject to such Stock Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then notwithstanding Section 5(d) above, an optionee who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until shares are actually delivered to the optionee with respect thereto, except to the extent otherwise determined by the Committee.

SECTION 6.	Stock Appreciation Rights

(a)           Grant and Exercise. Stock Appreciation Rights may be granted alone (“Freestanding Stock Appreciation Rights”) or in conjunction with all or part of any Stock Option granted under the Plan (“Tandem Stock Appreciation Rights”).

(b)           Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(i)

Relationship to Related Stock Option. A Stock Appreciation Right issued in conjunction with a Nonqualified Stock Option may be granted either at or after the time of grant of such Stock Option. A Stock Appreciation Right issued in conjunction with an Incentive Stock Option may be granted only at the time of grant of such Stock Option. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5.

(ii)

Settlement. Upon the exercise of a Tandem Stock Appreciation Right, a participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares, in value equal to (A) the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Stock Option, multiplied by (B) the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment. The Committee may from time to time establish procedures pursuant to which a participant may elect to further defer receipt of cash or shares in settlement of Tandem Stock Appreciation Rights for a specified period or until a specified event, all on such terms and conditions as the Committee shall determine.

(iii)	Nontransferability. Tandem Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).
(iv)

Plan Limits. Upon the exercise of a Tandem Stock Appreciation Right for shares of Common Stock, the Stock Option or part thereof to which such Tandem Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3(a) on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares covered by the Tandem Stock Appreciation Right at the time of exercise based on the value of the Tandem Stock Appreciation Right at such time.

(v)

Method of Exercise. A Tandem Stock Appreciation Right may be exercised by an optionee by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed by Section 6(b)(ii). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised. Any Tandem Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

(c)           Terms and Conditions of Freestanding Stock Appreciation Rights. Freestanding Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(i)

Term. The Committee shall determine the stated term of each Freestanding Stock Appreciation Right granted under this Plan. Except as specifically provided in this Plan, no Freestanding Stock Appreciation Right shall be exercisable more than 10 years after the date of grant.

(ii)

Strike Price. Unless provided otherwise by the Committee, the strike price (the “Strike Price”) per share of Common Stock subject to a Freestanding Stock Appreciation Right shall be the Fair Market Value of the Common Stock on the date of grant, except with respect to Freestanding Stock Appreciation Rights granted in lieu of foregone compensation. Except for adjustments pursuant to Section 3(c), in no event may any Stock Appreciation Right granted under this Plan be amended to decrease the Strike Price thereof, cancelled in conjunction with the grant of any new Stock Appreciation Right with a lower Strike Price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Appreciation Right, unless such amendment, cancellation or action is approved by a vote of the Company’s stockholders.

(iii)

Exercisability. Except as otherwise provided herein, Freestanding Share Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, and the Committee may at any time accelerate the exercisability of any Share Appreciation Right; provided, however, that subject to Sections 6(c)(vi), 6(c)(vii), 6(c)(viii), and 9(a)(i), under no circumstances shall any Freestanding Share Appreciation Right be exercisable prior to the first anniversary of the date of grant. If the Committee provides that any Share Appreciation Right is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

(iv)

Settlement. Upon the exercise of a Freestanding Stock Appreciation Right, a participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares, in value equal to (A) the excess of the Fair Market Value of one share of Common Stock over the applicable Strike Price, multiplied by (B) the number of shares in respect of which the Freestanding Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(v)

Nontransferability. No Freestanding Stock Appreciation Right shall be transferable by a participant other than by will or by the laws of descent and distribution or as otherwise expressly permitted by the Committee, including, if so permitted, pursuant to a transfer to such participant’s children or family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto. All Freestanding Stock Appreciation Rights shall be exercisable, subject to the terms of this Plan, only by the participant, the guardian or legal representative of the participant, or any person to whom such Freestanding Stock Appreciation Right is transferred pursuant to this paragraph, it being understood that the terms “holder” and “participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original participant.

(vi)

Termination by Reason of Death. Unless otherwise determined by the Committee, if a participant incurs a Termination of Employment by reason of death, any Freestanding Share Appreciation Rights held by such participant shall vest in full and may thereafter be exercised for a period of one year from the date of such Termination of Employment (notwithstanding any earlier expiration of the stated term of such Freestanding Stock Appreciation Right).

(vii)

Termination by Reason of Disability. Unless otherwise determined by the Committee, if a participant incurs a Termination of Employment by reason of Disability, any Freestanding Stock Appreciation Right held by such participant shall vest in full and may thereafter be exercised by the participant until the first anniversary of such Termination of Employment (notwithstanding any earlier expiration of the stated term of such Freestanding Stock Appreciation Right); provided, however, that if the participant dies within such period, any unexercised Freestanding Stock Appreciation Right, notwithstanding the expiration of such period, may thereafter be exercised for a period of one year from the date of death (notwithstanding any earlier expiration of the stated term of such Freestanding Stock Appreciation Right).

(viii)

Termination by Reason of Retirement. Unless otherwise determined by the Committee, if a participant incurs a Termination of Employment by reason of Retirement, any Freestanding Stock Appreciation Right held by such participant may thereafter be exercised by the participant, to the extent it was exercisable at the time of such Termination of Employment, or on such accelerated basis as the Committee may determine, until the earlier of (A) the third anniversary of such Termination of Employment or (B) the expiration of the stated term of such Freestanding Stock Appreciation Right; provided, however, that if the participant dies within such period, any unexercised Freestanding Stock Appreciation Right, may to the extent exercisable on the date of death thereafter be exercised until the later of (x) the first anniversary of the date of death (notwithstanding any earlier expiration of the stated term of such Freestanding Stock Appreciation Right) or (y) the earlier of (1) the third anniversary of such Termination of Employment or (2) the expiration of the stated term of such Freestanding Stock Appreciation Right.

(ix)

Other Termination. Unless otherwise determined by the Committee: (A) if a participant incurs a Termination of Employment for Cause, all Freestanding Stock Appreciation Rights held by such participant shall thereupon immediately terminate; (B) if a participant incurs a Termination of Employment due to a termination by the Company for any reason other than death, Disability, Retirement or for Cause, any Freestanding Stock Appreciation Right held by such participant, may, to the extent it was exercisable at the time of Termination of Employment, be exercised until the earlier of (1) 90 days from the date of such Termination of Employment or (2) the expiration of such Freestanding Stock Appreciation Right’s stated term; or (C) if a participant incurs a Termination of Employment due to a voluntary termination by the participant, any Freestanding Stock Appreciation Right held by such participant, may, to the extent it was exercisable at the time of Termination of Employment, be exercised until the earlier of (1) 30 days from the date of such Termination of Employment, or (2) the expiration of such Freestanding Stock Appreciation Right’s stated term; provided, however, that if the participant dies within the 90-day period or 30-day period established by Sections 6(c)(ix)(B) and 6(c)(ix)(C), respectively, any unexercised Freestanding Stock Appreciation Right held by such participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of death (notwithstanding any earlier expiration of the stated term of such Freestanding Stock Appreciation Right).

(x)

Change in Control Termination. Unless otherwise determined by the Committee, notwithstanding any other provision of this Plan to the contrary, in the event a participant incurs a Termination of Employment other than for Cause during the 24-month period following a Change in Control, any Freestanding Stock Appreciation Right held by such participant may thereafter be exercised by the participant, to the extent it was exercisable at the time of such Termination of Employment, until the earlier of (A) the later of (1) the first anniversary of such date of Termination of Employment, or (2) such other date as may be provided in the Plan for such Termination of Employment or as the Committee may provide in the applicable Freestanding Stock Appreciation Right agreement, or (B) the expiration of the stated term of such Freestanding Stock Appreciation Right; provided, however, that if the participant dies within such period, any unexercised Freestanding Stock Appreciation Right, notwithstanding the expiration of such period, may to the extent exercisable on the date of death thereafter be exercised until the later of (x) the end of such exercise period or (y) the first anniversary of the date of death (notwithstanding any earlier expiration of the stated term of such Freestanding Stock Appreciation Right).

(xi)

Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at the time of grant or thereafter, a holder of a Freestanding Stock Appreciation Right shall have the right, whether or not such Stock Appreciation Right is fully exercisable, to surrender all or part of such Stock Appreciation Right to the Company and to receive cash, within 30 days of such election, in an amount equal to (A) the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the Strike Price under such Stock Appreciation Right, multiplied by (B) the number of shares of Common Stock subject to the Stock

Appreciation Right as to which the right granted under this Section 6(c)(xi) shall have been exercised.

(xii)

Deferral. The Committee may from time to time establish procedures pursuant to which a participant may elect to further defer receipt of cash or shares in settlement of Freestanding Stock Appreciation Rights for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee.

SECTION 7.	Performance Awards

(a)           Administration. Performance Awards may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which Performance Awards shall be awarded, the number of Performance Shares and/or Performance Units to be awarded to any Eligible Individual, the duration of the Award Cycle, and any other terms and conditions of the Award, in addition to those contained in Section 7(b). The Committee shall also determine whether each Performance Award shall be denominated as (i) a performance-based stock Award (a “Performance Share”), or (ii) a performance-based cash Award (a “Performance Unit”).

(b)           Terms and Conditions. Performance Awards shall be subject to the following terms and conditions:

(i)

Performance-Based Awards. The Committee may, prior to or at the time of the grant, designate Performance Awards as Qualified Performance-Based Awards, in which event it shall condition the settlement thereof upon the attainment of Performance Goals. If the Committee does not designate Performance Awards as Qualified Performance-Based Awards, it may also condition the settlement thereof upon the attainment of Performance Goals. Regardless of whether Performance Awards are Qualified Performance-Based Awards, the Committee may also condition the settlement thereof upon the continued service of the participant. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each participant. Subject to the provisions of the Plan and the Performance Award Agreement referred to in Section 7(b)(v), Performance Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle.

(ii)

Forfeiture Upon Termination. Except to the extent otherwise provided in the applicable Performance Award Agreement or Section 7(b)(iii) or 9(a)(ii), upon a participant’s Termination of Employment for any reason during the Award Cycle or before any applicable Performance Goals are satisfied, all rights to receive cash or stock in settlement of the Performance Awards shall be forfeited by the participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations (other than, in the case of Performance Awards that are Qualified Performance-Based Awards, satisfaction of the applicable Performance Goals unless the participant’s employment is terminated by reason of death or Disability) with respect to any or all of such participant’s Performance Shares and/or Performance Units.

(iii)

Deferral. The Committee may from time to time establish procedures pursuant to which a participant may elect to further defer receipt of cash or shares in settlement of Performance Awards for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Performance Awards in question.

(iv)

Settlement. At the expiration of the Award Cycle, the Committee shall evaluate the Company’s performance in light of any Performance Goals for such Performance Award, and shall determine the number of Performance Shares or Performance Units, as applicable, granted to the participant which have been earned, and the Committee shall then cause to be delivered (A) if the Performance Awards are Performance Shares, (1) a number of shares of Common Stock equal to the number of Performance Shares determined by the Committee to have been earned, or (2) cash equal to the product of (x) the Fair Market Value as of the date of settlement multiplied by (y) such number of Performance Shares determined to have been earned, as the Committee shall elect (subject to any deferral pursuant to Section 7(b)(iii)), or (B) if the Performance Awards are Performance Units, (1) cash equal to the amount earned under the Performance Units (the “Cash Payment”), or (2) a number of shares of Common Stock equal to (x) the Cash Payment divided by (y) the Fair Market Value as of the date of settlement (with any resulting fractional shares distributed in the form of cash), as the Committee shall elect (subject to any deferral pursuant to Section 7(b)(iii)).

(v)	Each Award shall be confirmed by, and be subject to, the terms of a Performance Award Agreement.
SECTION 8.	Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, restricted stock, restricted stock units, deferred stock units, and dividend equivalents, may be granted either alone or in conjunction with other Awards granted under the Plan. Unless provided otherwise by the Committee, awards of restricted stock, restricted stock units, or deferred stock units shall vest over no less than a three-year period; provided, however, that such three-year vesting limitation shall not apply to grants in lieu of foregone compensation or to grants to prospective employees.

SECTION 9.	Change in Control Provisions

(a)           Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless provided otherwise by the Committee, in the event of a Change in Control:

(i)

Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall immediately become fully exercisable and vested to the full extent of the original grant.

(ii)

All Performance Awards shall be considered to be earned and payable in full at the target Performance Goal level, and any deferral or other restriction shall lapse and such Performance Awards shall be settled in cash as promptly as is practicable.

(iii)	The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.

(b)           Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 9(b)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (4) any acquisition by any corporation pursuant to a transaction that complies with Sections 9(b)(iii)(A), 9(b)(iii)(B) and 9(b)(iii)(C); or

(ii)

Any time at which individuals who, as of the Effective Time, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Time whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c)           Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the Nasdaq Stock Market (or such other national securities market or exchange as may at the time be the principal market for the Common Stock) during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a

Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Tandem Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Tandem Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

SECTION 10.	Amendment and Termination

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Performance Award or other stock-based Award theretofore granted without the optionee’s or recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules.

The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or impair the rights of any holder without the holder’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards that qualify for beneficial treatment under such rules without stockholder approval.

SECTION 11.	Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 12.	General Provisions

(a)           Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such shares on Nasdaq or such other securities exchange as may at the time be the principal market for the Common Stock; (ii) any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)           No Limit on Other Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c)           No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d)            Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, however, that if the Company is at the time of withholding subject to APB 25, not more than the legally required minimum withholding may be settled with Common Stock that is otherwise payable with respect to such Award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e)            Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid or by whom any rights of the participant, after the participant’s death, may be exercised.

(f)           Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled revert to the Company.

(g)            Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(h)         Nontransferability. Except as otherwise provided in Section 5(e), 6(b)(iii), or 6(c)(v), or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(i)           Foreign Law and Foreign Employees. The Committee may grant Awards to Eligible Employees who are foreign nationals, who are located outside the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

SECTION 13.	Effective Time of Plan

The Plan shall be effective as of the time (the “Effective Time”) it is approved by a majority of the votes cast by the Company's stockholders with respect to the Plan's approval.